Exhibit 99.1

FuelCell Energy Reports Fourth Quarter and Full Fiscal Year 2023 Results

Fourth Quarter Fiscal 2023 Financial Highlights

(All comparisons are year-over-year unless otherwise noted)

●	Revenues of $22.5 million compared to $39.2 million
●	Gross loss of $(1.5) million compared to $(15.2) million
●	Loss from operations of $(36.4) million compared to $(42.7) million
●	Net loss per share was $(0.07) compared to $(0.11)

Fiscal Year 2023 Financial Highlights

(All comparisons are year-over-year unless otherwise noted)

●	5% decrease in total revenues to $123.4 million compared to $130.5 million
●	Loss from operations of $(136.1) million compared to $(143.7) million
●	Net loss of $(108.1) million compared to $(147.2) million
●	Adjusted EBITDA of $(102.9) million compared to $(91.7) million
●	Backlog of $1.028 billion compared to $1.090 billion
●	Total unrestricted cash, restricted cash, and short-term investments of $403.3 million compared to $481.0 million

DANBURY, CT – December 19, 2023 – FuelCell Energy, Inc. (Nasdaq: FCEL) -- a global leader in decarbonizing power and producing hydrogen through its proprietary, state-of-the-art fuel cell platforms to enable a world empowered by clean energy -- today reported financial results for its fourth quarter and fiscal year ended October 31, 2023.

“We were very pleased with our operational execution during the fiscal year, which we believe positions FuelCell Energy for future growth,” said Mr. Jason Few, President and CEO. “We achieved a major milestone as our distributed hydrogen tri-generation platform in Long Beach began commercial operations, producing renewable electricity, hydrogen and water for our customer, Toyota. This critical project showcases the versatility and sophistication of our fuel cell technology while supporting Toyota’s environmental commitments. Also of note, yesterday we announced with ExxonMobil that ExxonMobil’s affiliate, Esso Nederland BV, plans to build a pilot plant at its Rotterdam Manufacturing Complex to test our carbonate fuel cell technology for carbon capture, which was developed under a joint development agreement with ExxonMobil Technology and Engineering Company (“EMTEC”). The announcement of this plan follows the successful completion of all required technology tests regarding the efficacy and longevity of our carbonate fuel cells, which we believe proves their technical effectiveness for industrial emissions applications.”

Mr. Few continued, “Throughout the year, we continued our disciplined allocation of capital, made significant progress on the capacity expansion of our solid oxide manufacturing facility in Calgary, Canada and advanced the planning for our potential U.S. capacity expansion. In addition, we began the second phase of our re-entry into the Korean market, signing a long-term service agreement for fuel cell operations with a domestic clean energy electric utility in Korea. Subsequent to the end of the fiscal year, we opened our newest fuel cell park in Derby,

FuelCell Energy Fourth Quarter and Full Fiscal Year 2023 Results Page 2

Connecticut, generating competitively priced renewable energy for many thousands of area residents and helping the state close its power generation gap.”

“As of today, our portfolio of generation assets has grown to over 60 MW, which we expect to provide a solid base of predictable recurring revenues and contribute to EBITDA,” added Mr. Few. “We believe the capabilities of our platforms and the strength of our customer base will continue to enable strong financing options for the Company. We believe that our progress in fiscal year 2023 has laid a strong foundation for our future success, as we work to build our sales backlog and pipeline of opportunities, focus on expanding our manufacturing capacity and look forward to delivering our first commercial solid oxide units. Our proven tri-generation technology and our various advanced technologies are expected to provide additional optionality for future growth. Additionally, our service business achieved a significant milestone prior to the end of our fiscal year. After entering into our previously announced 14-year long-term service agreement for the 20 MW fuel cell plant owned by Noeul Green Energy Co., Ltd. in Korea, which was executed in July 2023, our service team quickly completed the repowering of the 20 MW site in October.”

“We continue to see the benefits of public policy support for clean energy projects, both in the U.S. and internationally,” added Mr. Few. “In addition to the Inflation Reduction Act, the recently announced hydrogen production hubs, which will be funded through the Infrastructure Investment and Jobs Act, are expected to drive meaningful incremental demand for clean energy technologies. In October 2023, the U.S. Department of Energy announced the project recipients selected for negotiation to develop seven regional clean hydrogen hubs across sixteen U.S. states. We were honored to have our technology named in two of the hydrogen hubs and we are in discussions with all of the hubs as they prepare to make technology decisions.”

“We remain committed to maintaining our liquidity position and the strength of our balance sheet,” continued Mr. Few. “We believe that our financing activities in fiscal year 2023 demonstrated the strength and quality of our generation assets as we secured project financing from a diverse group of leading green energy and infrastructure lenders and tax equity partners. We are focused on prudently managing our cash and prioritizing capital expenditures with a disciplined approach to capital allocation.”

Mr. Few concluded, “We remain fully focused on our central purpose of enabling a world empowered by clean energy by decarbonizing power and generating hydrogen. We are focused on implementing our key growth initiatives, commercializing our solid oxide technology, delivering fuel cell module replacements worldwide, and continuing development of advanced technologies such as direct flue source carbon capture and carbon recovery. We are methodically taking steps to build upon our core capabilities and evolve our business model to achieve growth and profitability in the future.”

FuelCell Energy Fourth Quarter and Full Fiscal Year 2023 Results Page 3

Consolidated Financial Metrics

In this press release, FuelCell Energy refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures may not be comparable to similarly titled measures being used and disclosed by other companies. FuelCell Energy believes that this non-GAAP information is useful to an understanding of its operating results and the ongoing performance of its business. A reconciliation of EBITDA, Adjusted EBITDA and any other non-GAAP measures is contained in the appendix to this press release.

	Three Months Ended October 31,			Twelve Months Ended October 31,
(Amounts in thousands)	2023	2022	Change	2023	2022	Change
Total revenues	$ 22,462	$ 39,201	(43%)	$ 123,394	$ 130,484	(5%)
Gross loss	(1,464)	(15,190)	90%	(10,535)	(29,575)	64%
Loss from operations	(36,376)	(42,666)	15%	(136,084)	(143,724)	5%
Net loss	(29,458)	(42,009)	30%	(108,056)	(147,232)	27%
Net loss attributable to common stockholders	(31,164)	(43,267)	28%	(110,768)	(145,922)	24%
Net loss per basic and diluted share	$ (0.07)	$ (0.11)	35%	$ (0.26)	$ (0.38)	31%

EBITDA	(29,660)	(37,761)	21%	(110,709)	(122,450)	10%
Adjusted EBITDA	$(30,830)	$(36,095)	15%	$(102,882)	$(91,658)	(12%)

Fourth Quarter of Fiscal 2023 Results

Note: All comparisons between periods are between the fourth quarter of fiscal 2023 and the fourth quarter of fiscal 2022, unless otherwise specified.

Fourth quarter revenues of $22.5 million represent a decrease of 43% from the comparable prior year quarter primarily due to lower product revenues. A breakdown of revenues for the quarter compared to the comparable prior year quarter follows.

●	Product revenues for the prior year quarter included module sales to Korea Fuel Cell Co., Ltd. (“KFC”) under the Company’s Settlement Agreement with KFC and POSCO Energy Co., Ltd. (“POSCO Energy”), for which the Company recognized $24.0 million compared to $10.5 million of product revenues in the quarter ended October 31, 2023 which reflects the recognition of revenue related to a performance guarantee which was part of the Settlement Agreement with POSCO Energy and its subsidiary KFC. This revenue was constrained until certain of the modules previously sold by the Company to KFC were installed at the Noeul Green Energy site and the Company entered into a long-term service agreement to service those installed modules.

●	Service agreements revenues for the fourth quarter of fiscal 2023 were ($0.8) million compared to ($1.07) million. Revenues in both quarters were impacted by higher future cost estimates related to future module exchanges compared to the Company’s prior estimates, which more than offset revenue recognized in each quarter. Service agreements revenue can be variable from period to period depending on the number of module exchanges during the period and changes to future cost estimates used to recognize revenue in the period. There were no module exchanges during the fourth quarters of fiscal 2023 and 2022.

~~●~~	Generation revenues were generally consistent quarter over quarter, decreasing to $8.5 million from $8.8 million in the comparable prior year quarter.

FuelCell Energy Fourth Quarter and Full Fiscal Year 2023 Results Page 4

●	Advanced Technologies contract revenues decreased to $4.3 million for the fourth quarter of fiscal 2023 from $7.5 million. Compared to the fourth quarter of fiscal 2022, Advanced Technologies contract revenues recognized under our Joint Development Agreement with EMTEC were approximately $0.3 million higher during the fourth quarter of fiscal 2023. The increase in EMTEC revenues were more than offset by lower revenue recognized under government and other contracts during the fourth quarter of fiscal 2023 as a result of the allocation of engineering resources to EMTEC and other internal engineering and product development efforts.

Gross loss for the fourth quarter of fiscal 2023 totaled $1.5 million, compared to a gross loss of $15.2 million in the comparable prior year quarter. The gross loss decreased for the fourth quarter of fiscal 2023 primarily as a result of (i) the fact that product revenue recognized in the fourth quarter of fiscal 2023 did not have any associated cost of goods sold in the quarter, (ii) lower generation cost of sales as the Company recorded a derivative gain of $4.1 million as a result of net settling certain natural gas purchases under a previous normal purchase normal sale contract designation, which resulted in a change to market-to-market accounting, and (iii) lower generation cost of sales as a result of lower impairment charges compared to the comparable prior year quarter. These benefits were partially offset by the lack of module sales in the fourth quarter of fiscal 2023.

Operating expenses for the fourth quarter of fiscal 2023 increased to $34.9 million from $27.5 million in the fourth quarter of fiscal 2022. Administrative and selling expenses were higher during the fourth quarter of fiscal 2023 compared to the fourth quarter of fiscal 2022, primarily due to an increase in compensation expense resulting from an increase in headcount in support of sales, marketing, and business expansion. Research and development expenses increased to $18.0 million during the fourth quarter of fiscal 2023 compared to $12.2 million in the fourth quarter of fiscal 2022. The increase in research and development expenses is primarily due to an increase in spending on the Company’s ongoing commercial development efforts related to our solid oxide power generation and electrolysis platforms and carbon recovery and carbon capture solutions compared to the comparable prior year quarter.

Net loss was $29.5 million in fourth quarter of fiscal 2023, compared to net loss of $42.0 million in the fourth quarter of fiscal 2022.

Adjusted EBITDA totaled $(30.8) million in the fourth quarter of fiscal 2023, compared to Adjusted EBITDA of $(36.1) million in the fourth quarter of fiscal 2022. Please see the discussion of non-GAAP financial measures, including Adjusted EBITDA, in the appendix at the end of this release.

The net loss per share attributable to common stockholders in the fourth quarter of fiscal 2023 was $(0.07), compared to $(0.11) in the fourth quarter of fiscal 2022.

Cash, Restricted Cash and Short-Term Investments

Cash and cash equivalents, restricted cash and cash equivalents, and short-term investments totaled $403.3 million as of October 31, 2023, compared to $481.0 million as of October 31, 2022. Of the $403.3 million total as of October 31, 2023, cash and cash equivalents and restricted cash and cash equivalents totaled $299.6 million and short-term investments totaled $103.8 million. Short-term investments represent the amortized cost of U.S. Treasury Securities outstanding as of October 31, 2023 as part of the Company’s cash management optimization effort, all of which are expected to be held to maturity.

FuelCell Energy Fourth Quarter and Full Fiscal Year 2023 Results Page 5

●	As of October 31, 2023, unrestricted cash and cash equivalents totaled $250.0 million compared to $458.1 million as of October 31, 2022.
●	As of October 31, 2023, our short-term investments in U.S. Treasury Securities, with maturity dates ranging from November 2023 through January 2024, totaled $103.8 million, and there was no comparable short-term investment as of October 31, 2022.
●	As of October 31, 2023, restricted cash and cash equivalents totaled $49.6 million, of which $5.2 million was classified as current and $44.5 million was classified as non-current, compared to $23.0 million of restricted cash and cash equivalents as of October 31, 2022, of which $4.4 million was classified as current and $18.6 million was classified as non-current.

During the fourth quarter of fiscal 2023, the Company closed on a tax equity financing transaction with Franklin Park 2023 FCE Tax Equity Fund, LLC (“Franklin Park”), a subsidiary of Franklin Park Infrastructure, LLC, for two fuel cell power plant installations -- the 14.0 MW Derby Fuel Cell Project and the 2.8 MW SCEF Fuel Cell Project, both located in Derby, Connecticut (collectively, the “Derby Projects”). Franklin Park’s tax equity commitment with respect to the Derby Projects totals $30.2 million. Of this amount, approximately $9.1 million was received on October 31, 2023. In connection with the closing of this tax equity financing transaction, the Company paid closing costs of approximately $1.8 million, which included appraisal fees, title insurance expenses and legal and consulting fees. The balance of this commitment will be funded to the Company upon substantial completion of the Derby Projects. Net of estimated additional fees of $0.5 million, the Company anticipates additional funding of approximately $20.6 million.

During the three months ended October 31, 2023, approximately 2.0 million shares of the Company’s common stock were sold under the Company’s Open Market Sale Agreement at an average sale price of $2.14 per share, resulting in gross proceeds of approximately $4.3 million before deducting sales commissions and fees, and net proceeds to the Company of approximately $4.2 million after deducting sales commissions and fees totaling approximately $0.1 million.

Commercial Update

The Company continues to make progress on its commercial initiatives.

Korea: As previously announced, in July, we executed a long-term service agreement with Noeul Green Energy. This 14-year long-term service agreement has added significant expected long-term recurring revenue to our reported backlog, with a contract value of approximately $75.6 million. We assumed full responsibility for fuel cell operations and maintenance services at this site in October from our former partner POSCO Energy and, as a result, we will begin recognizing revenue from this long-term service agreement in the first quarter of fiscal year 2024. We believe that the Noeul Green Energy project can serve as a model for transitioning other fuel cell projects to the Company.

As of October 31, 2023, excluding the Korea Southern Power Company and Noeul Green Energy projects currently serviced by FuelCell Energy, our platform technology was deployed across Korea at six sites totaling more than 100 MW. Although these platforms are currently serviced by POSCO Energy or its affiliates, we are actively engaging with these potential customers in discussions to enter into new long-term service agreements with FuelCell Energy. Repowering these platforms by replacing old fuel cell modules and transitioning this installed base to the Company under new long-term service agreements is a key focus area for us for

FuelCell Energy Fourth Quarter and Full Fiscal Year 2023 Results Page 6

2024. If we are successful in transitioning this installed base to the Company, upgrading each of the sites over time with new stacks would require us to produce additional stack replacements at our manufacturing facility in Torrington, CT.

Commercial Project Awards: During the fourth quarter of fiscal 2023, the Company received award notices with respect to the following projects:

●	A 1 MW solid oxide power generation project awarded by a university in the Northeast U.S.; and
●	A 2.8 MW carbonate power generation project with a municipality in California using biofuel as the feedstock.

These commercial project awards will not be binding unless and until definitive agreements are executed. These awards are not included in the Company’s backlog as of October 31, 2023.

Operations Update

In-flight projects: During the quarter and subsequent to the end of the quarter, the Company continued to make progress on projects for which we have executed power and/or hydrogen purchase agreements, with updates regarding certain current projects provided below.

Toyota - Port of Long Beach, CA. This 2.8 MW Tri-gen platform produces electricity (at a net output of 2.3 MW), hydrogen and water. The Company has successfully completed the commissioning of this Tri-gen project at the Port of Long Beach for Toyota, and it is producing power and water and delivering hydrogen that meets the stringent purity specifications required for mobility applications. On November 7, 2023, the project met the requirements to be placed in service under the BioMAT program with Southern California Edison and began exporting power. As a result, this project was transitioned to the generation operating portfolio as of November 7, 2023.

Derby, CT. This 14.0 MW utility scale fuel cell platform in Derby, CT contains five SureSource 3000 fuel cell systems that are installed on engineered platforms alongside the Housatonic River. In December 2023, the project met the requirements to be placed in service. In November 2023, we welcomed Governor Ned Lamont and other Connecticut policy makers, along with Eversource and United Illuminated, for a celebration of the grand opening of the Company’s newest clean energy project.

In addition, the commissioning of a 2.8 MW project also located in Derby, CT is in the final stages. Our current expectation is that this project will be placed in service in December 2023.

Trinity College. During fiscal year 2022, we entered into a power purchase agreement with Trinity College in Hartford, Connecticut, for our 250 kW solid oxide fuel cell power generation system. Power and heat produced from the platform will be used at Trinity’s campus in Hartford, Connecticut, to lower energy cost and enhance energy reliability and security.  This project is currently under development and the solid oxide fuel cell power generation system is expected to be installed in the summer of 2024. Modules for our solid oxide platform are manufactured at our manufacturing and research and development facility in Calgary, Alberta, Canada, and this project will be fully assembled and integrated at our facilities in Connecticut.

FuelCell Energy Fourth Quarter and Full Fiscal Year 2023 Results Page 7

Manufacturing Output, Capacity and Expansion: We have made progress in advancing our carbonate and solid oxide platform capacity expansion plans.

Carbonate Platform: During the twelve months ended October 31, 2023, we operated at an annualized production rate of approximately 32.7 MW, compared to an annualized production rate for the twelve months ended October 31, 2022 of 39.3 MW. This reduction in annualized production rate is primarily due to reduced staffing levels in our Torrington facility. The Company continuously evaluates its production rate and staffing levels and has determined that the current levels are sufficient to satisfy the current demand for carbonate fuel cell modules.

The Company continues to invest in capability with the goal of reducing production bottlenecks and driving productivity, including investments in automation, laser welding, and the construction of additional integrated conditioning capacity. The Company also constructed a SureSource 1500 in Torrington during fiscal year 2022, which operates as a testing facility for qualifying new supplier components and performance testing and validation of continued platform innovations. During fiscal year 2023, the Company made investments to add engineered carbon separation capability to the onsite SureSource 1500. This addition is expected to be completed in fiscal 2024. This product enhancement will allow potential customers to observe the operating plant and, given the targeted market of food and beverage companies, will allow for the sampling and testing of separated CO2 to verify quantity, quality or purity requirements.

Solid Oxide Platform: The Company continues to invest in product development and manufacturing scale up for two solid oxide platforms: power generation and electrolysis.  Both platforms are based on the Company’s differentiated thin, lightweight, electrode supported cells, which are configured into compact, lightweight stacks. The thin electrode structure minimizes electrolyte materials, leading to very low use of rare earth minerals compared to other solid oxide technologies, and the electrodes do not require the platinum group materials that lower temperature systems require. The thin electrodes also have very low electrical resistance, leading to high efficiency in both power generation and electrolysis applications. We provide integrated products with the goal of offering complete customer solutions. Our electrolysis platform includes integrated steam generation and hydrogen drying systems, so it will be fed with water, not steam, and will provide dried hydrogen.  A steam supply can optionally be used to increase the electrical efficiency of the system from 90% to 100% (based on higher heating value). Our power generation platform can operate on natural gas, biogas, hydrogen, or fuel blends, and is capable of combined heat and power operation at up to 80% efficiency (based on lower heating value).

During the twelve months ended October 31, 2023, Versa Power Systems Ltd. (“Versa Ltd.”), a subsidiary of FuelCell Energy, entered into a lease expansion, extension and amending agreement which expanded the space leased by Versa Ltd. in Calgary, Alberta, Canada to include an additional approximately 48,000 square feet, for a total of approximately 80,000 square feet of space. The Company took possession of part of the additional space on April 1, 2023 and took possession of the rest of the additional space on June 1, 2023 after certain leasehold improvements were made to support increased manufacturing.  In addition, long-lead process equipment has been ordered to facilitate the expansion of manufacturing capacity for the solid oxide platforms in Calgary. Upon the completion of the Calgary capacity expansion, the Company expects that it will be able to increase annual production capacity and that it will be capable of delivering up to 40 MW of annualized solid oxide electrolysis cell (“SOEC”) production per year. During the

FuelCell Energy Fourth Quarter and Full Fiscal Year 2023 Results Page 8

engineering and permitting phase of this initial manufacturing expansion project, the Company has designed in flexibility that would allow us to further increase cell stack manufacturing capacity at our Calgary facility to facilitate the potential annualized production of up to an additional 40 MW of SOECs per year by leasing additional space and investing in various process optimizations intended to increase throughput and yield. This approach would allow for the potential to increase our total annualized SOEC manufacturing capacity to up to 80 MW per year. Additional investments in our Torrington, CT manufacturing facility could also be undertaken to provide solid oxide module assembly to further enhance overall SOEC manufacturing capacity. The Company has hired and trained additional staff for a 3-shift production operation to support the initial planned expansion to 40 MW and would need to add additional staff as required in the future to realize the potential 80 MW of annualized SOEC production.

Advanced Technology Commercialization Update

Carbon Capture: ExxonMobil recently announced that its affiliate, Esso Nederland BV, plans to build a pilot plant at its Rotterdam Manufacturing Complex to test the carbonate fuel cell technology for carbon capture jointly developed by FuelCell Energy and EMTEC. This announcement follows completion of all required technology tests regarding the efficacy and longevity of our carbonate fuel cells to capture at least 90% of CO2 emissions from an external emissions source with a concentration of 8% or higher CO2.This site will be the first place in the world to use this technology for carbon capture purposes, a technology that could significantly reduce CO2 emissions from key industries. The pilot plant aims to obtain data on performance and operability of the carbonate fuel cell technology. Additionally, the pilot aims to address potential technical issues that may occur in a commercial environment and better understand the costs of installing and operating a carbonate fuel cell plant for carbon capture. Pending a successful demonstration, ExxonMobil could deploy this technology at its manufacturing sites around the world.

We believe the technology jointly developed by FuelCell Energy and EMTEC will enhance the efficiency of CO2 capture using improved cell and stack module designs. Our current generation carbonate platform is also capable of carbon capture (from external sources) or carbon recovery (capture of CO2 from the fuel cell platform only), utilizing our carbonate fuel cell to deliver power and CO2 as value streams. Once captured and concentrated by our fuel cell, the CO2 has many potential uses. These uses include being used for beverage bottling, food processing, cooling, welding, dry ice production, metal fabrication, water treatment, fire suppression, and aid in the production of cement and plastics.

Solid Oxide: We continue to advance the manufacturing and commercialization of our solid oxide technology, including both distributed power and distributed hydrogen via electrolysis.

Idaho National Laboratory: Our first commercial solid oxide unit for external delivery will be our electrolysis platform for delivery to Idaho National Laboratory (“INL”). This unit is in the final stages of construction and testing and is expected to be delivered to INL in early 2024. This project, we believe, will demonstrate class-leading efficiency for electrolysis, including up to 100% efficiency when provided with an external heat source such as nuclear power.

EDF Energy / Solid Oxide Electrolysis: In October 2023, the Company entered into a contract with EDF Energy for a project exploring the viability of using hydrogen to

FuelCell Energy Fourth Quarter and Full Fiscal Year 2023 Results Page 9

decarbonize asphalt production. The Bay Hydrogen Hub consortium, which is made up of EDF Energy, Heidelberg UK, the National Nuclear Laboratory, and Vulcan Burners, proposes combining the use of our 1 MW solid oxide electrolyzer cell with nuclear generated heat and electricity to produce hydrogen in bulk at a lower cost than other hydrogen electrolysis technologies. Our electrolyzer will be analyzed for use at the nuclear power plant in Heysham (Northwest England) as part of the Bay Hydrogen Hub project, which endeavors to decarbonize the asphalt industry by distributing that hydrogen via high volume tankers to dispersed sites. Over the coming months, the consortium will develop the site design for integrating our electrolyzer system into the overall hydrogen generation and compression station, and scope and estimate the work required at Heysham to move the project forward. Once this work concludes, a decision on the future of the project will be made.

Canadian Nuclear Laboratory (“CNL”): In November 2023, the Company entered into a feasibility and feed study with CNL focused on applying our SOEC platform alongside nuclear power to produce hydrogen for making eFuels. eFuels can be used as a replacement to, or blended into, current fuels such as gasoline, diesel, heating oil and other conventional fuels. As eFuels are climate neutral from a CO2 perspective, they can be an effective decarbonization solution to sectors like transportation or heating where conventional fuels are used today.

IBM / Artificial Intelligence aided development work: In November 2023, IBM and FuelCell Energy announced that they will work together to boost the performance of FuelCell Energy’s technology using Foundation Models, a form of generative Artificial Intelligence. The aim of this collaboration is to support both companies’ efforts to lead a global transition to renewable energy sources that emit little to no carbon.

Through the collaboration, IBM will research ways that FuelCell Energy can extend the life of its fuel cells through an optimal control of operational parameters and their cost effectiveness for customers. If the life of the fuel cell can be extended, this would potentially reduce the number of module replacements needed over a project’s life, thereby improving project economics as module replacement is the most expensive component of the service cost of FuelCell Energy’s projects, and potentially reduce turnover service outages at the customer location.

FuelCell Energy Fourth Quarter and Full Fiscal Year 2023 Results Page 10

Backlog

	As of October 31,
(Amounts in thousands)	2023	2022	Change
Product	$-	$9,065	$(9,065)
Service	140,782	114,040	26,742
Generation	872,072	944,041	(71,969)
Advanced Technologies	15,263	22,853	(7,590)
Total Backlog	$1,028,117	$1,089,999	$(61,882)

Overall, backlog decreased by approximately 5.7% to $1.028 billion as of October 31, 2023, compared to $1.09 billion as of October 31, 2022, primarily as a result of revenue recognition under product, generation and service agreements since October 31, 2022. This decline in backlog was partially offset by new service agreements backlog as a result of the new service agreement with Noeul Green Energy entered into during the year ended October 31, 2023.

Backlog represents definitive agreements executed by the Company and our customers. Projects for which we have an executed power purchase agreement (“PPA”) or hydrogen power purchase agreement (“HPPA”) are included in generation backlog, which represents future revenue under long-term PPAs and HPPAs. The Company’s ability to recognize revenue in the future under a PPA or HPPA is subject to the Company’s completion of construction of the project covered by such PPA or HPPA. Should the Company not complete the construction of the project covered by a PPA or HPPA, it will forgo future revenues with respect to the project and may incur penalties and/or impairment charges related to the project. Projects sold to customers (and not retained by the Company) are included in product sales and service agreements backlog, and the related generation backlog is removed upon sale. Together, the service and generation portion of backlog had a weighted average term of approximately 17 years, with weighting based on the dollar amount of backlog and utility service contracts of up to 20 years in duration at inception.

Conference Call Information

FuelCell Energy will host a conference call today beginning at 10:00 a.m. ET to discuss fourth quarter and full fiscal year results for fiscal year 2023 as well as key business highlights. Participants can access the live call via webcast on the Company website or by telephone as follows:

●	The live webcast of the call and supporting slide presentation will be available at www.fuelcellenergy.com. To listen to the call, select “Investors” on the home page located under the “Our Company” pull-down menu, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the December 19th earnings call event, or click here.

●	Alternatively, participants can dial 646-960-0699 and state FuelCell Energy or the conference ID number 1099808.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at www.fuelcellenergy.com approximately two hours after the conclusion of the call.

FuelCell Energy Fourth Quarter and Full Fiscal Year 2023 Results Page 11

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding future events or our future financial performance that involve certain contingencies and uncertainties, including those discussed in our Annual Report on Form 10-K for the fiscal year ended October 31, 2023 in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations”. The forward-looking statements include, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its current and future fuel cell technologies, the expected timing of completion of the Company’s ongoing projects, the Company’s business plans and strategies, the Company’s capacity expansion and the markets in which the Company expects to operate.  Projected and estimated numbers contained herein are not forecasts and may not reflect actual results. These forward-looking statements are not guarantees of future performance, and all forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation: general risks associated with product development and manufacturing; general economic conditions; changes in interest rates, which may impact project financing; supply chain disruptions; changes in the utility regulatory environment; changes in the utility industry and the markets for distributed generation, distributed hydrogen, and fuel cell power plants configured for carbon capture or carbon separation; potential volatility of commodity prices that may adversely affect our projects; availability of government subsidies and economic incentives for alternative energy technologies; our ability to remain in compliance with U.S. federal and state and foreign government laws and regulations and the listing rules of The Nasdaq Stock Market; rapid technological change; competition; the risk that our bid awards will not convert to contracts or that our contracts will not convert to revenue; market acceptance of our products; changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States; factors affecting our liquidity position and financial condition; government appropriations; the ability of the government and third parties to terminate their development contracts at any time; the ability of the government to exercise “march-in” rights with respect to certain of our patents; our ability to successfully market and sell our products internationally; our ability to develop new products to achieve our long-term revenue targets; our ability to implement our strategy; our ability to reduce our levelized cost of energy and deliver on our cost reduction strategy generally; our ability to protect our intellectual property; litigation and other proceedings; the risk that commercialization of our new products will not occur when anticipated or, if it does, that we will not have adequate capacity to satisfy demand; our need for and the availability of additional financing; our ability to generate positive cash flow from operations; our ability to service our long-term debt; our ability to increase the output and longevity of our platforms and to meet the performance requirements of our contracts; our ability to expand our customer base and maintain relationships with our largest customers and strategic business allies; and concerns with, threats of, or the consequences of, pandemics, contagious diseases or health epidemics, including the novel coronavirus, and resulting supply chain disruptions, shifts in clean energy demand, impacts to our customers’ capital budgets and investment plans, and impacts on the demand for our products, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2023. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement contained herein to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL): FuelCell Energy is a global leader in sustainable clean energy technologies that address some of the world’s most critical challenges around energy access, security, safety and environmental stewardship. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for industrial and commercial businesses, utilities, governments, and municipalities.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc.

ir@fce.com

203.205.2491

Source: FuelCell Energy#

FuelCell Energy Fourth Quarter and Full Fiscal Year 2023 Results Page 12

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	October 31, 2023	October 31, 2022
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$249,952	$458,055
Restricted cash and cash equivalents – short-term	5,159	4,423
Investments – short-term	103,760	-
Accounts receivable, net	3,809	4,885
Unbilled receivables	16,296	11,019
Inventories	84,456	90,909
Other current assets	12,881	10,989
Total current assets	476,313	580,280

Restricted cash and cash equivalents – long-term	44,465	18,566
Inventories – long-term	7,329	7,549
Project assets, net	258,066	232,886
Property, plant and equipment, net	89,668	58,137
Operating lease right-of-use assets, net	8,352	7,189
Goodwill	4,075	4,075
Intangible assets, net	16,076	17,373
Other assets	51,176	13,662
Total assets (1)	$$955,520	$939,717
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$10,067	$13,198
Current portion of operating lease liabilities	599	650
Accounts payable	26,518	28,196
Accrued liabilities	26,313	27,415
Deferred revenue	2,406	16,341
Total current liabilities	65,903	85.800

Long-term deferred revenue and customer deposits	732	9,095
Long-term operating lease liabilities	8,992	7,575
Long-term debt and other liabilities	119,588	82,863
Total liabilities (1)	195,215	185,333

Redeemable Series B preferred stock (liquidation preference of $64,020 as of October 31, 2023 and October 31, 2022)	59,857	59,857
Redeemable noncontrolling interest	-	3,030
Total equity:
Stockholders’ equity: Common stock ($0.0001 par value); 1,000,000,000 shares authorized as of October 31, 2023 and October 31, 2022; 450,626,862 and 405,562,988 shares issued and outstanding as of October 31, 2023 and October 31, 2022, respectively	45	41
Additional paid-in capital	2,199,661	2,094,076
Accumulated deficit	(1,515,541)	(1,407,973)
Accumulated other comprehensive loss	(1,672)	(1,752)
Treasury stock, Common, at cost (246,468 and 142,837 shares as of October 31, 2023 and October 31, 2022, respectively)	(1,078)	(855)
Deferred compensation	1,078	855
Total stockholder’s equity	682,493	684,392
Noncontrolling interests	17,955	7,105
Total equity	700,448	691,497
Total liabilities, redeemable Series B preferred stock, redeemable noncontrolling interest and total equity	$955,520	$939,717

(1)	As of October 31, 2023 and October 31, 2022, the combined assets of the variable interest entities (“VIEs”) were $235,290 and $119,223, respectively, that can only be used to settle obligations of the VIEs. These assets include cash of $4,797, unbilled accounts receivable of $1,876, operating lease right of use assets of $1,680, other

FuelCell Energy Fourth Quarter and Full Fiscal Year 2023 Results Page 13

current assets of $50,713, restricted cash and cash equivalents of $526, project assets of $170,444, derivative asset of $4,127 and other assets of $1,125 as of October 31, 2023, and cash of $2,149, unbilled accounts receivable of $1,070, other current assets of $14,373, operating lease right of use assets of $1.184 and project assets of $100,448 as of October 31, 2022. The combined liabilities of the VIEs as of October 31, 2023 include short-term operating lease liabilities of $203, accounts payable of $165,824, long-term operating lease liability of $2,159 and other non-current liabilities of $187 and, as of October 31, 2022, include short-term operating lease liabilities of $157, accounts payable of $76,050, accrued liabilities of $824 and long-term operating lease liability of $1,478.

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended October 31,
	2023	2022
Revenues:
Product	$10,494	$24,000
Service	(829)	(1,069)
Generation	8,529	8,763
Advanced Technologies	4,268	7,507
Total revenues	22,462	39,201
Costs of revenues:
Product	5,453	25,336
Service	4,320	4,110
Generation	11,747	20,169
Advanced Technologies	2,406	4,776
Total costs of revenues	23,926	54,391
Gross loss	(1,464)	(15,190)
Operating expenses:
Administrative and selling expenses	16,891	15,263
Research and development expenses	18,021	12,213
Total costs and expenses	34,912	27,476
Loss from operations	(36,376)	(42,666)
Interest expense	(2,321)	(1,637)
Interest income	4,731	2,360
Gain on early extinguishment of finance obligations and debt, net	-	-
Other income, net	4,508	259
Loss before provision for income taxes	(29,458)	(41,684)
Provision for income taxes	-	(325)
Net loss	(29,458)	(42,009)
Net income attributable to noncontrolling interest	906	458
Net loss attributable to FuelCell Energy, Inc.	(30,364)	(42,467)
Series B preferred stock dividends	(800)	(800)
Net loss attributable to common stockholders	$(31,164)	$(43,267)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.07)	$(0.11)
Basic and diluted weighted average shares outstanding	450,567,031	405,397,087

FuelCell Energy Fourth Quarter and Full Fiscal Year 2023 Results Page 14

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Year Ended October 31,
	2023	2022
Revenues:
Product	$19,589	$60,000
Service	49,084	12,786
Generation	37,508	36,186
Advanced Technologies	17,213	21,512
Total revenues	123,394	130,484
Costs of revenues:
Product	12,878	64,495
Service	44,953	17,233
Generation	62,913	63,147
Advanced Technologies	13,185	15,184
Total costs of revenues	133,929	160,059
Gross loss	(10,535)	(29,575)
Operating expenses:
Administrative and selling expenses	64,528	79,620
Research and development expenses	61,021	34,529
Total costs and expenses	125,549	114,149
Loss from operations	(136,084)	(143,724)
Interest expense	(7,247)	(6,394)
Interest income	15,795	3,386
Gain on extinguishment of debt and finance obligations	15,337	-
Other income, net	4,724	319
Loss before provision for income taxes	(107,475)	(146,413)
Provision for income taxes	(581)	(819)
Net loss	(108,056)	(147,232)
Net loss attributable to noncontrolling interest	(488)	(4,510)
Net loss attributable to FuelCell Energy, Inc.	(107,568)	(142,722)
Series B preferred stock dividends	(3,200)	(3,200)
Net loss attributable to common stockholders	$(110,768)	$(145,922)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.26)	$(0.38)
Basic and diluted weighted average shares outstanding	419,747,796	383,139,140

(Amounts in thousands, except share and per share amounts)

FuelCell Energy Fourth Quarter and Full Fiscal Year 2023 Results Page 15

Appendix

Non-GAAP Financial Measures

Financial results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA are non-GAAP measures of operations and operating performance by the Company.

These supplemental non-GAAP measures are provided to assist readers in assessing operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of the Company with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to the Company, primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation, restructuring charges, non-cash (gain) loss on derivative instruments and other unusual items such as the non-recurring legal expense related to the settlement of the POSCO Energy legal proceedings recorded during the first quarter of fiscal 2022, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended October31,		Year Ended October 31,

(Amounts in thousands)	2023	2022	2023	2022
Net loss	$ (29,458)	$(42,009)	$(108,056)	$ (147,232)
Depreciation and amortization (1)	6,716	4,905	25,375	21,274
Provision for income taxes	-	325	581	819
Other income, net (2)	(4,508)	(259)	(4,724)	(319)
Gain on extinguishment of debt and finance obligations (3)	-	-	(15,337)	-
Interest income	(4,731)	(2,360)	(15,795)	(3,386)
Interest expense	2,321	1,637	7,247	6,394
EBITDA	$ (29,660)	$ (37,761)	$(110,709)	$(122,450)
Stock-based compensation expense	2,957	1,666	11,954	6,792
Unrealized gain on derivative asset(4)	(4,127)	-	(4,127)	-
Legal fees incurred for a legal settlement (5)	-	-	-	24,000
Adjusted EBITDA	$ (30,830)	$ (36,095)	$(102,882)	$ (91,658)

(1)	Includes depreciation and amortization on our Generation portfolio of $5.4 million and $20.3 million for the three months and year ended October 31, 2023, respectively, and $3.7 million and $15.5 million for the three months and year ended October 31, 2022, respectively.

(2)	Other income, net includes gains and losses from transactions denominated in foreign currencies, changes in fair value of derivatives, and other items incurred periodically, which are not the result of the Company’s normal business operations.

FuelCell Energy Fourth Quarter and Full Fiscal Year 2023 Results Page 16

(3)	The gain on extinguishment of debt and finance obligations was $15.3 million for the year ended October 31, 2023 and represents a one-time gain on the payoff of the PNC Energy Capital, LLC finance obligations in conjunction with a new project financing facility entered into in May 2023.
(4)	The Company recorded a derivative gain of $4.1 million for the for the three months and year ended October 31, 2023. This was the result of net settling certain natural gas purchases under a previous normal purchase normal sale contract designation which resulted in a change to market-to-market accounting. There were no derivative gains or losses for the three months and year ended October 31, 2022.This gain is classified as Generation cost of sales.
(5)	The Company recorded legal fees of $24 million related to a legal settlement during the year ended October 31, 2022, which was recorded as an administrative and selling expense.